SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                 McCormick & Schmick's Seafood Restaurants, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    579793100
                                 (CUSIP Number)

                                December 13, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 17 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 579793100                 13G              Page 2 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan Partners III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            1,122,650 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             1,122,650 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       1,122,650 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         7.9%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 3 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan Offshore Partners III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            18,405 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             18,405 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       18,405 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         0.13%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 4 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan Affiliates III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            18,762 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             18,762 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       18,762 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         0.13%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 5 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Branford Castle Holdings, Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            7,434 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             7,434 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       7,434 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         0.05%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 6 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Frogmore Forum Family Fund, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            4,273 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             4,273 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       4,273 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         0.03%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 7 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan Associates III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            1,159,817 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         8.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 8 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan Partners III, G.P. Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                    DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            1,159,817 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         8.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 9 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Castle Harlan, Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            1,159,817 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       1,159,817 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         8.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                 13G              Page 10 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            John K. Castle
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                            1,171,524 (See Item 4(a) and 4(b))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                             1,171,524 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                       1,171,524 (See Item 4(a) and 4(b))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         8.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                         IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 579793100                  13G               Page 11 of 17 Pages

Item 1(a).     Name of Issuer:
               McCormick & Schmick's Seafood Restaurants, Inc. (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:
               720 SW Washington St., Suite 550
               Portland, Oregon 97205
               UNITED STATES
Item 2(a).     Name of Person Filing:

               This statement is filed by:

               (i) Castle Harlan Partners III, L.P. ("CHP III"), a Delaware limited partnership, in connection with shares (the "Shares") of common stock, par value $0.001 ("Common Stock") of the Company owned directly by it;

               (ii) Castle Harlan Offshore Partners, L.P. ("CH Offshore"), a Delaware limited partnership, in connection with Shares owned directly by it;

               (iii) Castle Harlan Affiliates III, L.P. ("CH Affiliates"), a Delaware limited partnership, in connection with Shares owned directly by it;

               (iv) Branford Castle Holdings, Inc. ("Branford"), a Delaware corporation, in connection with Shares owned directly by it;

               (v) Frogmore Forum Family Fund, LLC ("Frogmore"), in connection with Shares owned directly by it; and

               (vi) Castle Harlan Associates III, L.P. ("CH Associates"), a Delaware limited partnership, in connection with the Shares owned directly by CHP III, CH Offshore and CH Affiliates.

               (vii) Castle Harlan Partners III, G.P., Inc. ("CHP GP"), a Delaware corporation, in connection with the Shares owned directly by CHP III, CH Offshore and CH Affiliates.

               (viii) Castle Harlan, Inc. ("CHI"), a Delaware corporation, in connection with Shares owned directly by CHP III, CH Offshore, CH Affiliates.

               (ix) John K. Castle, in connection with Shares owned by CHI, CHP III, CH Offshore, CH Affiliates, Branford and Frogmore.

               The person and entities above are referred to herein collectively as the "Reporting Persons". Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information furnished by another Reporting Person.

               The general partner of each of CHP III, CH Offshore and CH Affiliates is CH Associates. The general partner of CH Associates is CHP GP.

               The executive officers of CHP GP are Messrs. Castle, Leonard Harlan, Howard Weiss and David Pittaway. The directors of CHP GP are Messrs. Castle and Harlan.

CUSIP No. 579793100                  13G               Page 12 of 17 Pages

The executive officers of Branford are (i) Mr. Castle - President and Treasurer and (ii) David A. Castle - Vice President and Secretary. The sole director of Branford is Mr. Castle.

          The managing members of Frogmore are Messrs. Castle and Weiss.

          CHI is the investment manager for CHP III, CH Offshore and CH Affiliates and has the discretion, without the need for additional approval, to direct the investments of CHP III, CH Offshore and CH Affiliates. The directors of CHI are Messrs. Castle and Harlan. The executive officers of CHI are (i) John
K. Castle - Chairman and controlling stockholder, (ii) Leonard M. Harlan - President, (iii) David Pittaway - Managing Director, Vice President and Secretary and (iv) Howard Weiss - Vice President, Treasurer and Chief Financial Officer.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               The principal business address of each of the Reporting Persons is c/o Castle Harlan Inc., 150 E. 58th Street, New York, NY 10155.

Item 2(c).     Citizenship:

               CHP III, CH Offshore, CH Affiliates and CH Associates are limited partnerships formed under the laws of the State of Delaware. CHI, CHPGP and Branford are corporations formed under the laws of the State of Delaware. Frogmore is a limited liability company formed under the laws of the State of Delaware. Mr. Castle is a citizen of United States.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).  CUSIP Number: 579793100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

CUSIP No. 579793100                  13G            Page 13 of 17 Pages


          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership.

               (a) The percentages used herein are calculated upon the 14,163,502 shares of common stock of the Company that will be outstanding after the offering of 5,087,500 shares of the Company's common stock (the "Offering") as reported in the Company's Prospectus filed pursuant to rule 424(b)(2) filed with the Securities and Exchange Commission on December 12, 2005.

               (i) CHP III owns directly 1,122,650 Shares, constituting approximately 7.9% of the shares outstanding. CHP III disclaims beneficial ownership of shares other than those owned directly by it.

               (ii) CH Offshore owns directly 18,405 Shares, constituting less than one percent of the shares outstanding.

               (iii) CH Affiliates owns directly 18,762 Shares, constituting less than one percent of the shares outstanding.

               (iv) Branford owns directly 7,434 Shares, constituting less than one percent of the shares outstanding.

               (v) Frogmore owns directly 4,273 Shares, constituting less than one percent of the shares outstanding.

               (vi) CH Associates owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CH Associates may be deemed to beneficially own 1,159,817 Shares, constituting approximately 8.2% of the shares outstanding after the Offering, of which 1,122,650 Shares are owned directly by CHP III, 18,405 shares are owned directly by CH Offshore, 18,762 Shares are owned directly by CH Affiliates. CH Associates disclaims beneficial ownership of the shares, except as to shares representing the CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (vii) CHP GP owns directly no shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHP GP may be deemed to beneficially own 1,159,817 Shares, constituting approximately 8.2% of the shares outstanding, of which 1,122,650 Shares are owned directly by CHP III, 18,405 Shares are owned

CUSIP No. 579793100                  13G            Page 14 of 17 Pages

directly by CH Offshore, 18,762 Shares are owned directly by CH Affiliates. CH Associates disclaims beneficial ownership of the Shares, except as to Shares representing CH Associates's pro rata interest in, and interest in the profits of, CHP III, CH Offshore and CH Affiliates.

               (viii) CHI owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, CHI may be deemed to beneficially own 1,159,817 Shares, constituting approximately 8.2% of the Shares outstanding, of which 1,122,650 Shares are owned directly by CHP III, 18,405 Shares are owned directly by CH Offshore, 18,762 Shares are owned directly by CH Affiliates. CHI disclaims beneficial ownership of Shares owned by affiliated entities.

               (ix) Mr. Castle owns directly no Shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, Mr. Castle may be deemed to own beneficially 1,171,524 Shares constituting approximately 8.3% of the Shares outstanding, of which of which 1,122,650 Shares are owned directly by CHP III, 18,405 Shares are owned directly by CH Offshore, 18,762 Shares are owned directly by CH Affiliates, 7,434 Shares are owned directly by Branford and 4,273 Shares are owned directly by Frogmore. Mr. Castle disclaims beneficial ownership of all such Shares, except as to Shares representing his pro rata interest in, and interest in the profits of, CHI, CHP III, CH Offshore, CH Affiliates, Frogmore and Branford.

               CHP III has the power to dispose of and the power to vote the Shares directly owned by it, which power may be exercised by its investment manager, CHI, or its general partner, CH Associates, or CH Associates' general partner, CHP GP, or CHP GP's and CHI's controlling stockholder, Mr. Castle.

               Each of CH Offshore and CH Affiliates has the power to dispose of the Shares directly owned by it, which power may be exercised by its investment manager, CHI, or its general partner, CH Associates, or CH Associates' general partner, CHP GP, or CHP GP's and CHI's controlling stockholder, Mr. Castle.

               Branford has the power to dispose of the Shares directly owned by it, which power may be exercised by its controlling stockholder, Mr. Castle.

               Frogmore has the power to dispose of the Shares directly owned by it, which power may be exercised by its managing member, Mr. Castle.

                       (b) 8.3% See Item 4(a) above.

                       (c)
                       (i) Sole power to vote or direct the vote: -0-
                       (ii)Shared power to vote or direct the vote 1,171,524
                       (iii) Sole power to dispose or direct the disposition:-0-
                       (iv) Shared power to dispose or direct the disposition:
                            1,171,524

Item 5.     Ownership of Five Percent or Less of a Class.
            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

CUSIP No. 579793100                  13G            Page 15 of 17 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            Not Applicable.


Item 8.     Identification and Classification of Members of the Group.
            Not Applicable


Item 9.     Notice of Dissolution of Group.
            Not Applicable


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 579793100               13G              Page 16 of 17 Pages

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  December 20, 2005


CASTLE HARLAN PARTNERS III, L.P.
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
        ---------------------------------

CASTLE HARLAN ASSOCIATES III, L.P.,
By: Castle Harlan Partners III, G.P., Inc.,
its general partner

    By:         /S/
       ---------------------------------

CASTLE HARLAN PARTNERS III, G.P., INC.

    By:         /S/
       ---------------------------------

CASTLE HARLAN, INC.

    By:         /S/
       ---------------------------------

BRANFORD CASTLE HOLDINGS, INC.

    By:         /S/
       ---------------------------------

CASTLE HARLAN OFFSHORE PARTNERS III, LP
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
       ---------------------------------

CASTLE HARLAN AFFILIATES III, L.P.,
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
       ---------------------------------

FROGMORE FORUM FAMILY FUND, LLC

    By:         /S/
       ---------------------------------

                /S/
---------------------------------
JOHN K. CASTLE

CUSIP No. 579793100              13G                    Page 17 of 17 Pages

                             JOINT FILING AGREEMENT

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

 Dated:  December 20, 2005

CASTLE HARLAN PARTNERS III, L.P.
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
        ---------------------------------

CASTLE HARLAN ASSOCIATES III, L.P.,
By: Castle Harlan Partners III, G.P., Inc.,
its general partner

    By:         /S/
        ---------------------------------

CASTLE HARLAN PARTNERS III, G.P., INC.

    By:         /S/
       ---------------------------------

CASTLE HARLAN, INC.

    By:         /S/
       ---------------------------------

BRANFORD CASTLE HOLDINGS, INC.

    By:         /S/
       ---------------------------------

CASTLE HARLAN OFFSHORE PARTNERS III, LP
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
       ---------------------------------

CASTLE HARLAN AFFILIATES III, L.P.,
By: Castle Harlan Inc., its
    investment manager

    By:         /S/
       ---------------------------------

FROGMORE FORUM FAMILY FUND, LLC

    By:         /S/
       ---------------------------------
                /S/
---------------------------------
JOHN K. CASTLE